FOR IMMEDIATE RELEASE

Exhibit 99.1

PEOPLE’S UTAH BANCORP ANNOUNCES CEO SUCCESSION

AMERICAN FORK, UTAH, April 26, 2017 – People’s Utah Bancorp (the “Company” or “PUB”) (NASDAQ: PUB) today announced that it is expanding its executive management team with the addition of Len E. Williams. Mr. Williams will begin his employment on September 1, 2017 as Executive Vice President of PUB and of People’s Intermountain Bank (“PIB”), the wholly owned subsidiary of PUB.  Richard T. Beard, who currently serves as President and Chief Executive Officer of PUB and Chief Executive Officer of PIB will retire as Chief Executive Officer and President effective January 2, 2018.  Mr. Williams will replace Mr. Beard at both PUB and PIB at the time of Mr. Beard’s retirement, but will report to Mr. Beard until that date.

Mr. Williams began serving on the PUB board of directors in March of this year. Mr. Williams, age 58, brings more than 37 years of experience in the commercial banking industry, most recently as President and Chief Executive Officer of Home Federal Bank in Nampa, Idaho from 2006 through its sale to Bank of the Cascades in 2014. During his tenure the bank’s assets grew from $760 million to nearly $1.483 billion while retaining a high regulatory rating.  In addition, under Mr. Williams’ leadership Home Federal completed two acquisitions of banks with combined total assets of $887 million.  Home Federal’s core deposits grew from 47% to 78% of deposits during Mr. Williams’ tenure.  Mr. Williams instituted a strong culture of professionalism, accountability, trust, innovation and execution.  From March of 2005 to the time he started at Home Federal he served as Senior Vice President and director of Business Banking at Fifth Third Bank in Cincinnati, Ohio.  From 1987 to 2005 he served in a number of leadership and executive roles with KeyBank, including President-Business Banking Division; Colorado Market President; and Head of Middle Market Banking for the Western United States.  From 1977 to 1987 he was a Commercial Loan Officer and Regional Credit Administrator for Rainier National Bank in Seattle Washington.

Mr. Williams received his Masters of Business Administration in Business Management and Finance in 2000 from the University of Washington, Foster School of Business in Seattle, Washington.  He received a Banking Certification in general banking in 1987 and is a graduate of the Pacific Coast Banking School in Seattle, Washington. Mr. Williams brings extensive experience in mergers and acquisitions and in commercial lending, both of which will be valuable to PUB.

“Replacing the CEO and President of both PUB and PIB has been a major focus of our efforts over the last few months. Our Nominating and Governance Committee of the Board has conducted an extensive search.  We are delighted that Len will join us.  I look forward to working with him to make a smooth transition of my duties to him” said Mr. Beard.

“We are fortunate to have someone with the wealth of knowledge and experience of

Lens’s caliber joins our team,” stated Dale O. Gunther, Vice Chairman of the Board and the Chair of the Nominating and Governance Committee of the Board. “We appreciate the dedication and leadership Mr. Beard has provided since 2005.  While we are sad to lose Rick’s dedication and talent going forward, we are pleased to announce he will stay on the board after his retirement from management, which will allow PUB to move forward and utilize his talents as we continue to grow and expand.”

Mr. Williams stated:  “I am excited and looking forward to joining the team at People’s Utah Bancorp.  During my short tenure on the Board I have developed deep respect and admiration for the associates and leadership who have successfully served the Utah and Southern Idaho communities for well over 100 years.  It is an honor to have been selected to succeed Mr. Beard and follow the impressive succession of leadership this company has entrusted since its beginning.  I look forward to assisting the team in carrying on our strategic priorities of serving our communities while continuing our focus on geographic and industry growth.  We are well poised with our strong team, market, leadership and capital position.”

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.  These forward-looking statements include, but are not limited to statements concerning our Chief Executive Officer and directors.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The Company has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998